Exhibit 10.4

Execution Copy

Success Fee Agreement

Reference is made to the Loan and Security Agreement, dated as of August 5, 2015 (the “Loan Agreement”) by and among Solar Capital Ltd., a Maryland corporation (“SolarCap”), as collateral agent (in such capacity, “Collateral Agent”), the lenders party thereto from time to time including SolarCap in its capacity as a lender (each a “Lender” and collectively, the “Lenders”), and Achaogen, Inc., a Delaware corporation (“Borrower”). As a condition precedent to the Lenders’ entry into the Loan Agreement, the Lenders require that Borrower agree to pay to the Lenders a fee upon the occurrence of certain events (as described herein). Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Loan Agreement.

Therefore, in consideration of the Lenders entering into the Loan Agreement, Borrower hereby agrees as follows:

1.	Trigger Event. For purposes hereof, “Trigger Event” shall mean FDA approval to market Plazomicin (ACHN 490).

2.
Success Fee. Borrower agrees to pay to each Lender in accordance with its Pro Rata Share, in immediately available funds, a fee (the “Success Fee”) upon the occurrence of a Trigger Event in the amount equal to One Million Dollars ($1,000,000); provided, that notwithstanding the foregoing, the Success Fee shall be considered fully earned on the date hereof, subject to the terms of this Success Fee Agreement.

3.
Payment. The Success Fee shall be paid to the Lenders no later than three (3) Business Days after the occurrence of the Trigger Event; provided, however, that if the Trigger Event occurs prior to the date that is forty eight (48) months from the Effective Date, the Success Fee shall be due and payable on the date that is forty-eight (48) months from the Effective Date. Failure to timely pay the full amount of the Success Fee to the Lenders shall be an Event of Default under the Loan Agreement, so long as the Loan Agreement is then in effect.

4.
Termination; Assignment. This Success Fee Agreement shall be binding on Borrower and its respective successors and assigns and shall terminate upon the earlier to occur of (a) payment in full of the Success Fee pursuant to the terms herein, or (b) August 5, 2025 (the “Termination Date”). For the avoidance of doubt, the Success Fee survives the termination of the Loan Agreement or any other Loan Document. Borrower may not assign this Success Fee Agreement. Each Lender may assign this Success Fee Agreement solely in connection with, and subject to the terms of, an assignment or transfer made pursuant to the terms of Section 12.1 of the Loan Agreement.

5.
GOVERNING LAW. THIS SUCCESS FEE AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

6.
Indemnification. Borrower agrees to indemnify, defend and hold Collateral Agent and the Lenders and their respective directors, officers, employees, consultants, agents, attorneys, or any other Person affiliated with or representing Collateral Agent or the Lenders (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with; related to; following; or arising from, out of or under, the transactions contemplated by this Success Fee Agreement; and (b) all losses or Lenders’ Expenses incurred, or paid by an Indemnified Person in connection with; related to; following; or arising from, out of or under, the transactions contemplated by this Success Fee Agreement between Collateral Agent, and/or the Lenders and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct. Borrower hereby further indemnifies, defends and holds each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Collateral Agent or Lenders) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct.

7.
Amendment. No amendment, modification, termination or waiver of any provision of this Success Fee Agreement shall in any event be effective unless the same shall be in writing and signed by Borrower, Collateral Agent and each Lender.

8.	Severability of Provisions. Each provision of this Success Fee Agreement is severable from every other provision in determining the enforceability of any provision.

9.
Counterparts. This Success Fee Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Success Fee Agreement. Delivery of an executed counterpart of a signature page of this Success Fee Agreement by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

[Balance of Page Intentionally Left Blank]

Agreed:

Solar Capital Ltd.,
as Collateral Agent and Lender

By: /s/ Anthony J. Storino
Name: Anthony J. Storino
Title: Authorized Signatory

Agreed:

Achaogen, Inc.,
as Borrower

By: /s/ Kenneth J. Hillan
Name: Kenneth J. Hillan
Title: President and Chief Executive Officer